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                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 8, 1996


                    Golden Books Family Entertainment, Inc.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)

            0-14399                                     06-1104930
        (Commission File Number)        (I.R.S. Employer Identification No.)


                                850 Third Avenue
                            New York, New York 10022

                    (Address of principal executive offices)


                    Registrant's telephone number, including
                           area code: (212) 753-8500


                         Western Publishing Group, Inc.
                               444 Madison Avenue
                           New York, New York  10022
         (Former name or former address, if changed since last report.)
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ITEM 1. CHANGES IN CONTROL OF THE REGISTRANT

       On May 8, 1996, Golden Books Family Entertainment, Inc. (the "Company") completed the sale of a significant equity interest in the Company to Golden Press Holding, L.L.C., a Delaware limited liability company owned by Richard E. Snyder, Barry Diller and Warburg, Pincus Ventures, L.P. ("GP Holding"). In the transaction, which was approved by the requisite vote of the shareholders of the Company at a special meeting held on the same date (the "Shareholder Meeting"), and pursuant to the Securities Purchase Agreement, dated as of January 31, 1996, between the Company and GP Holding, the Company issued to GP Holding, for an aggregate purchase price of $65,000,000: (1) 13,000 shares of the Company's Series B Convertible Preferred Stock, no par value (the "Series B Preferred Stock"), and (ii) a Warrant to purchase 3,250,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), at an exercise price of $10.00 per share.

       The Series B Preferred Stock entitles GP Holding, for so long as it owns a significant portion of the Series B Preferred Stock, to elect one-third of the directors of the Company (the "Series B Directors"). Additionally, the Series B Preferred Stock, which is initially convertible into shares of Common Stock representing approximately 23% of the outstanding shares of Common Stock, will vote on an as-if-converted basis together with the Common Stock as a single class on all matters submitted to a vote of the stockholders of the Company, including the election of directors other than the Series B Directors.

       At the Shareholder Meeting, each of Shahara Ahmad-Llewellyn, Barry Diller, Linda L. Janklow, Marshall Rose, Richard E. Snyder and H. Brian Thompson (the "Nominees") were elected by the Company's shareholders to serve on the Company's Board of Directors. Upon the closing of the transaction, each then incumbent director of the Company resigned and each Nominee qualified and commenced serving as a director of the Company. In addition, GP Holding, as the sole holder of all of the Series B Preferred Stock, named James A. Eskridge, David A. Tanner and John L. Vogelstein to serve on the Board as the Series B Directors.

       Furthermore, as previously reported, by virtue of the irrevocable proxies granted to GP Holding by Richard A. Bernstein and certain of his affiliated entities pursuant to agreements dated January 31, 1996 and May 7, 1996 in respect of 3,996,771 shares of Common Stock owned by them (the "Irrevocable Proxies"), GP Holding controls, as of the date hereof, the voting of an additional 3,996,771 shares of Common Stock, constituting approximately 14% of the outstanding shares of capital stock of the Company. However, such voting power will decrease upon transfer of the shares to which the Irrevocable Proxies relate to

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persons other than affiliates of Mr. Bernstein, pursuant to the terms of the
Irrevocable Proxies.


ITEM 5. OTHER EVENTS.

       Also on May 8, 1996, the Company effected a restructuring of certain of its subsidiaries (the "Restructuring"). First, the Company conveyed to Golden Books, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("GB"), (x) all of the issued and outstanding shares of capital stock of Penn Corporation, a Delaware corporation and wholly-owned subsidiary of the Company, and (y) all of the issued and outstanding shares of capital stock of Western Publishing Company, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("WPC"). Immediately thereafter, the Company caused GB to merge with and into WPC. In connection with the Restructuring, the Company, WPC and GB entered into a First Supplemental Indenture, dated as of May 8, 1996, with Marine Midland Bank, a New York banking and trust company, as Successor Trustee, pursuant to which WPC assumed the obligations of the Company with respect to the 7.65% Senior Notes due 2002 originally issued by the Company. A copy of the First Supplemental Indenture is attached hereto as Exhibit 4.

       In connection with the transactions described above, and as approved by the requisite vote of the Company's stockholders at the Shareholder Meeting, the name of the Company was changed from Western Publishing Group, Inc. to Golden Books Family Entertainment, Inc. The Company's listing symbol was changed from "WPGI" to "GBFE". In addition, the name of Western Publishing Company, Inc. was changed to Golden Books Publishing Company, Inc.

       A copy of a press release issued on May 8, 1996 and relating to the transaction described above is attached hereto as Exhibit 99.1.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

       (a) Financial statements of businesses being acquired: None.

       (b) Pro forma financial information: None.

       (c) Exhibits:

       4. First Supplemental Indenture, dated as of May 8, 1996, by and among Western Publishing Group, Inc., Golden Books, Inc., Western Publishing Company, Inc. and Marine Midland Bank, as Successor Trustee.

       99.1 Press Release, dated May 8, 1996.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 10, 1996

                                  GOLDEN BOOKS FAMILY ENTERTAINMENT, INC.


                                  By: /s/ Richard E. Snyder
                                      ---------------------
                                      Richard E. Snyder
                                      Chairman of the Board, President and
                                      Chief Executive Officer


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